UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2014

CoConnect, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-26533	63-1205304
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

468 N. Camden Dr., Suite 350, Beverly Hills, California	90210
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (424) 256-8560

P.O. Box 5778, Beverly Hills, California 90209

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 31, 2014, CoConnect, Inc. (the “Company”) entered into a Stock and Membership Interest Exchange Agreement (the “Agreement”) between the Company and the members of House of Knipschildt, LLC, a Delaware limited liability company (“HOK”). The Agreement provides for the acquisition of all of the outstanding membership interests of HOK by the Company in exchange for 4,200,000 newly issued unregistered shares of the Company’s common stock. HOK is a privately owned manufacturer, wholesaler and retailer of hand-made and other high-end chocolate products, and is based in Norwalk, Connecticut. HOK has one retail store.

The Company currently has 3,179,428 shares of common stock outstanding. At the closing of the Agreement, the Company is expected to have a total of 8,379,428 shares of common stock issued and outstanding. The Company currently has no outstanding options, warrants or convertible securities. The 4,200,000 shares of common stock to be issued to the equity owners of HOK at closing are expected to constitute approximately 50.1% of the Company’s outstanding shares of common stock at that time. At closing, approximately 4,661,000 shares, or 55.6%, are expected to be held by management and directors, including management members that were former HOK equity owners and their designated board representatives. It is expected that a majority of the members of the board of directors of the Company at the closing of the Agreement will be either former HOK equity owners or management.

As a condition to the closing of the Agreement, the Company is required to complete a private placement of newly issued unregistered shares of the Company’s common stock for net proceeds of at least $900,000. It is anticipated that these shares will be offered to a small group of accredited investors. Other conditions to closing of the Agreement include the completion of a due diligence review by both the Company and HOK, completion of an audit of HOK’s financial statements and the absence of any material adverse change in the business, assets or condition (financial or otherwise) of either the Company or HOK.

The common stock of the Company to be sold in the private placement and issued under the Agreement will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or state securities laws, and unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and other applicable securities laws.

The Company currently has no operations, and has been engaged in efforts to identify an operating company to acquire or with which to merge through an equity-based exchange transaction. As it is expected that the closing of the Agreement will result in a change in control of the Company, the transaction is expected to be accounted for as a reverse merger, with HOK being considered the legal acquiree and accounting acquirer, and the Company being considered the legal acquirer and the accounting acquiree. As a result, at and subsequent to closing, the financial statements of HOK will become the financial statements of the Company for all periods presented.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are being filed herewith:

10.1	Stock and Membership Interest Exchange Agreement, dated as of October 31, 2014, between the Company and the members of House of Knipschildt, LLC

99.1	Press Release dated October 31, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CoConnect, Inc.
(Registrant)

Date: November 3, 2014	By:	/s/ Bennett J. Yankowitz,
Bennett J. Yankowitz, President